As filed with the Securities and Exchange Commission on August 1, 1997.

                                        Registration No. 333-________




                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549
                           __________________

                                 FORM S-8
                           REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933
                           __________________

                              Tidewater Inc.
           (Exact name of registrant as specified in its charter)
                           __________________
      Delaware                                              72-0487776
  (State or other                                        (I.R.S. Employer
  jurisdiction of incorporation                          Identification No.)
  or organization)
                             1440 Canal Street
                        New Orleans, Louisiana 70112
                              (504) 568-1010
            (Address, including zip code, and telephone number
  including area code, of registrant's principal executive offices)
                           __________________


                              TIDEWATER INC.
                        1997 STOCK INCENTIVE PLAN
                         (Full title of the Plan)

                            __________________

                                                        COPY TO
Cliffe F. Laborde                             Margaret  F. Murphy
Senior Vice President,                        Jones, Walker, Waechter,
Secretary and General Counsel                 Poitevent, Carrere
Tidewater Inc.                                & Denegre, L.L.P.
1440 Canal Street                             51st Floor
New Orleans, Louisiana 70112                  201 St. Charles Avenue
504) 566-4545                                 New Orleans, Louisiana 70170
               (Name, address, including zip code,
                and telephone number, including
                area code, of agent for service)

                    CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------
|                       |   Amount | Proposed   | Proposed      |Amount of |
| Title of Each Class of|   to be  | Maximum    | Maximum       |
       Registration                  Offering     Aggregate                |
|   Securities to be    | Regi-    |   Price    |Offering       |  Fee     |
|      Registered       | stered(1)| Per Unit(2)|Price(2)       |          |
---------------------------------------------------------------------------
|Common Stock           | 3,000,000| $48.1875(3)|$144,562,500.00|$43,806.82|
|                       |shares    |            |               |          |
---------------------------------------------------------------------------

(1)Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving Common Stock of the Company, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.
(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h).
(3)The average of the high and low price per share of Common Stock on the New York Stock Exchange on July 28, 1997, in accordance with Rule 457(c).





                                            PART II

                             INFORMATION NOT REQUIRED IN PROSPECTUS


          Item 3.   Incorporation of Documents by Reference.

               The following documents, which have been filed by Tidewater Inc. (the "Company") with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

               (a) The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997.

               (b) The Company's Quarterly Report on form 10-Q for the quarter ended June 30, 1997.

               (c) The Company's Current Report on Form 8-K dated May 16, 1997 and filed with the Commission on May 30, 1997 as amended by Form 8-K/A-1 filed with the Commission on July 21, 1997 and the Company's Current Report on form 8-K dated May 22, 1997 filed with the Commission on May 30, 1997.

               (d)  The  description  of  the  Common   Stock  included  in
                    Amendments to the Company's Registration Statement on Form 8-A/A filed with the Commission on May 24, 1993.

               With respect to the unaudited condensed consolidated interim financial information for the three-month period ended June 30, 1997, incorporated by reference herein, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, included in the Quarterly Report on Form 10-Q of the Company for the quarter ended June 30, 1997, and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of this Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act of 1933.

               All reports filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

          Item 4.   Description of Securities.

               Not applicable.

          Item 5.   Interests of Named Experts and Counsel.

               Not applicable.

          Item 6.   Indemnification of Directors and Officers.

               Section  145  of the Delaware General Corporation  Law  (the
          "DGCL") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers under certain circumstances for liabilities incurred in connection with their activities in such capacities (including reimbursement for expenses incurred). Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, including the Company, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its shareholders for monetary damages for certain breaches of fiduciary duty as a director.
          Article VIII of the Company's By-laws provides that the Company shall indemnify any directors, directors emeriti, officers, employees and agents who were or are parties to or threatened to be made parties to any threatened, pending or completed action, suit or proceeding for liabilities and expenses incurred by reason of their actions in such capacities on behalf of the Company, provided that the party seeking indemnification acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, that in the case of an action or suit by or in the right of the corporation to procure a judgment in its favor, no indemnification shall be made in respect of any claim, issue or matter as to which such party shall have been adjudged to be liable to the corporation unless and only to the extent that an appropriate court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such party is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. The Company's By-laws also state, among other things, that it is the policy of the Company to indemnify directors, directors emeriti, officers, agents and employees of the Company to the fullest extent permitted by law. In addition, the Company maintains an insurance policy designed to reimburse the Company for any payments made by it pursuant to the foregoing indemnification. Such policy has coverage of $15 million.

          Item 7.   Exemption From Registration Claimed.

               Not applicable.

          Item 8.   Exhibits.

               5    Opinion   of   Jones,   Walker,   Waechter,  Poitevent,
                    Carrere & Denegre, L.L.P.

               15   Letter re Unaudited Interim Financial Information.

               23.1 Consent of KPMG Peat Marwick LLP.

               23.2 Consent of Counsel (included in Exhibit 5).

          Item 9.   Undertakings.

               (a)  The undersigned registrant hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this regis-tration statement to include any material information with re-spect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amend-ment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
                                SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on July 24, 1997.

                                                TIDEWATER INC.



                                                By:   /s/ Cliffe F. Laborde

                                                Cliffe F. Laborde
                                                Senior Vice President,
                                                Secretary
                                                and General Counsel


                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Cliffe F. Laborde and Ken C. Tamblyn, or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                             Title                        Date


/s/  William  C. O'Malley     Chairman of the Board,          July 24, 1997
William C. O'Malley           President and Chief Executive
                              Officer
                              (Principal Executive Officer)

/s/   Ken   C.  Tamblyn       Executive Vice President and    July 24, 1997
Ken C. Tamblyn                Chief Financial Officer
                              (Principal Financial Officer and
                              Principal Accounting Officer)

/s/ Robert H. Boh             Director                        July 24, 1997
Robert H. Boh


/s/ Donald T. Bollinger       Director                        July 24, 1997
Donald T. Bollinger


/s/ Arthur R. Carlson         Director                        July 24, 1997
Arthur R. Carlson


/s/ Larry D. Hornbeck         Director                        July 24, 1997
Larry D. Hornbeck


/s/ Hugh J. Kelly             Director                        July 24, 1997
Hugh J. Kelly


/s/ John P. Laborde           Director                        July 24, 1997
John P. Laborde


/s/ Paul W. Murrill           Director                        July 24, 1997
Paul W. Murrill


/s/ Lester Pollack            Director                        July 24, 1997
Lester Pollack


/s/ J. Hugh Roff, Jr.         Director                        July 24, 1997
J. Hugh Roff, Jr.




                                         EXHIBIT INDEX



                                                            Sequentially
Exhibit                                                       Numbered
Number           Description  of  Exhibits                      Page



5           Opinion of Jones, Walker, Waechter,
            Poitevent, Carrere & Denegre,
            L.L.P.

15          Letter re Unaudited Interim
            Financial Information.

23.1        Consent of KPMG Peat Marwick LLP.

23.2        Consent  of  Counsel  (included  in
            Exhibit 5).